                             NON-EMPLOYEE DIRECTOR
                           RESTRICTED STOCK AGREEMENT
                             FCG ENTERPRISES, INC.


     THIS RESTRICTED STOCK AGREEMENT ("Agreement") is made as of the 22nd day of August, 1997, by and between FCG ENTERPRISES, INC., a California corporation (the "Company") and _________________ ("Participant"). This Agreement shall be effective for the period commencing on the date of execution; provided that certain provisions of this Agreement shall be amended upon the effectiveness of the Company's S-1 Registration Statement as described in Appendix A hereto.

     WHEREAS, the Board of the Company previously approved and adopted the Company's Non-Employee Director Restricted Stock Plan, as amended (the "Plan") and the Board has approved a form of Restricted Stock Agreement pursuant to the Plan; and

     WHEREAS, the Board considers it desirable and in the Company's best interest that Participant acquire a proprietary interest in the Company.

     NOW, THEREFORE, in consideration of the foregoing recitals, the parties hereto agree as follows:

     1. (a) PURPOSE OF PLAN. The purpose of the Plan is to provide incentives and rewards for Non-Employee Directors of the Company by making them participants in the Company's success. Additionally, by virtue of the mandatory nature of the Plan, Participant will have a direct stake in the Company's performance.

          (b) DEFINITIONS. Certain terms used herein shall have the following meanings:

               (i)    "AGREEMENT" shall mean this Restricted Stock Agreement;

               (ii) "APPROVED PARTICIPANT" shall mean a Non-Employee Director of the Company who has signed and is bound by this form of Restricted Stock Agreement, as may be amended from time to time, or an officer of the Company who has entered into a restricted stock agreement under the 1994 Restricted Stock Bonus Plan;

               (iii) "APPROVED SHAREHOLDER" shall mean the ASOP, a Transferee Entity and an Approved Participant;

               (iv) "APPLICABLE YEAR" shall mean the calendar year in which the Purchase Event occurs;

               (v) "ASOP" shall mean the Company's Associate 401(k) and Stock Ownership Plan (effective December 1, 1995), as may be amended from time to time;


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               (vi)   "BORROWING RATE" shall mean the average interest rate
the Company pays to a commercial lending institution in a calendar quarter. In the event the Company has no borrowings for a particular quarter, then the rate shall be the prime rate on the first day of the quarter, as announced in the Wall Street Journal or if the Wall Street Journal discontinues such announcements, then the reference lending rate as announced by Bank of America;

               (vii) "BOARD" shall mean the Board of Directors of the Company;

               (viii) "CODE" shall mean the Internal Revenue Code of 1986, as amended.

               (ix) "COMPANY" shall mean FCG Enterprises, Inc., a California corporation, or its successor in interest;

               (x) "ELECTION TO SELL" shall mean a written notice given to the Company by Participant, whereby Participant elects to commence selling shares of Stock in accordance with and subject to the provisions of Section 7;

               (xi) "NON-EMPLOYEE DIRECTORS" shall mean a member of the Board who is not an employee of the Company;

               (xii) "FINAL PRINCIPAL AMOUNT" shall mean the principal amount of any promissory note given in connection with a purchase of Stock, based upon the Final Purchase Price;

               (xiii) "FINAL PURCHASE PRICE" shall mean the purchase price for Stock as determined by the Valuation Report for the Applicable Year;

               (xiv) "GROWTH FACTOR" shall have the same meaning as "Borrowing Rate," compounded on a quarterly basis;

               (xv)   "MARKET VALUE" shall mean

                      (1) Before the effectiveness of the Company's S-1 Registration Statement, the per share value of the Stock determined as of the end of each calendar year (or other period selected by the Board) by a market valuation specialist selected by the Board, and

                      (2) After the effectiveness of the Company's S-1 Registration Statement, the closing sales price for the Stock (or the closing bid, if no sales were reported) as quoted on the specific Public Trading Market on which the Stock is traded (or the Public Trading Market with the highest trading volume in the Stock if the Stock is traded on more than one exchange or market) on the relevant date, as reported in The Wall Street Journal or such other source as the Board deems reliable;

               (xvi)   "MINIMUM SHAREHOLDINGS" shall be as defined in Section 2.

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               (xvii)  "PARTICIPANT" shall mean the individual Non-Employee
Director of Company executing this Agreement;

               (xviii) "PLAN" shall mean the Non-Employee Director Restricted Stock Plan, as amended;

               (xix) "PRELIMINARY PURCHASE PRICE" shall mean the purchase price for Stock as determined by the most recent Valuation Report as opposed to the Valuation Report for the Applicable Year;

               (xx) "PRELIMINARY PRINCIPAL AMOUNT" shall mean the initial principal amount of any promissory note given in connection with a purchase of Stock, based upon the Preliminary Purchase Price;

               (xxi) "PUBLIC TRADING MARKET" shall mean that shares of Stock are actively traded on an established stock exchange, including but not limited to a national securities exchange, the Nasdaq National Market, and/or The Nasdaq SmallCap Market;

               (xxii) "PURCHASE EVENT" shall mean the event causing a purchase or sale under this Agreement, Election to Sell and any other required or permitted disposition of Stock under this Agreement;

               (xxiii) "STOCK" shall mean the Company's Class A Common Stock, no par value;

               (xxiv)  "TRANSFEREE ENTITY" shall be as defined in Section 12.

               (xxv) "VALUATION REPORT" shall mean the report of the market valuation specialist as to the Market Value of the Stock.

     2.  PARTICIPANT STOCK PURCHASE REQUIREMENTS.

     Participant shall purchase shares of Stock from (i) the Company, (ii) with the prior written consent of the Company, an Approved Shareholder, or
(iii) on a Public Trading Market at the time Participant is elected to be a Non-Employee Director of the Company with a then Market Value equal to the annual compensation payable for Participant's services as a Non-Employee Director (the "Minimum Shareholdings").

     3.   DETERMINATION OF STOCK VALUE.

     Prior to the effectiveness of the Company's S-1 Registration Statement, the Market Value per share of the Stock will be determined annually, as of the end of the calendar year, by a market valuation specialist selected by the Board. It is expected that the Valuation Report will be available approximately three months after the end of the calendar year. Each year the value of the shares of Stock owned by Participant, as of the end of the calendar year, will be determined by multiplying the number of shares of Stock owned by Participant by the Market Value.

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     4.   TRANSFER RESTRICTIONS.

          (a) Participant shall be permitted to transfer his or her shares to a Transferee Entity, in accordance with the provisions of Section 12, and as permitted by this Agreement, to the ASOP, an Approved Participant or on a Public Trading Market. Shares of Stock transferred to the ASOP in accordance with the terms of this Agreement will not thereafter be subject to the provisions of this Agreement.

          (b) Without the prior written consent of the Company (which may be given or withheld in its sole discretion), at no time may any of the shares of Stock owned by Participant or a Transferee Entity that comprise Participant's Minimum Shareholdings, or any interest therein, be pledged or encumbered.

          (c) None of the shares of Stock of the Company, held as collateral or required to meet the Minimum Shareholdings, regardless of when or how obtained or the class thereof, may be transferred, sold, or assigned to any person, or hypothecated, except as otherwise provided for in this Section 4 and in Section 12.

          (d) Any transfer, sale, assignment, hypothecation, encumbrance, or alienation of any of the shares of Stock of the Company other than expressly permitted by, and according to the terms of, this Agreement is void and transfers no right, title, or interest in or to those shares, or any of them, to the purported transferee, buyer, assignee, pledgee, or encumbrance holder.

          (e) Notwithstanding any other provision of this Agreement to the contrary, Participant agrees that the Company (or a representative of the underwriters) may, in connection with the first underwritten registration of the offering of any securities of the Company under the Securities Act of 1933, as amended (the "Act"), require that Participant not sell or otherwise transfer or dispose of any shares of Stock or other securities of the Company, both those securities subject to this Agreement and otherwise, during such period (not to exceed five hundred forty (540) days) following the effective date of the registration statement of the Company filed under the Act as may be requested by the Company or the representative of the underwriters. Participant further agrees that the Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period.

     5.   VESTING.

     The shares of Stock purchased by Participant from the Company will be fully vested at all times.

     6.   PRELIMINARY AND FINAL DETERMINATION OF PURCHASE PRICE.

          (a) All purchases and sales of shares of Stock under this Agreement where either the Company is required to purchase the shares at Market Value or the ASOP decides to purchase shares at Market Value, unless otherwise agreed in writing between the parties, shall be based upon the Market Value (as determined by the Valuation Report for the Applicable Year).

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

          (b) The Preliminary Purchase Price and the Preliminary Principal Amount of any promissory note ("Note") given as part or all of the purchase price will initially be calculated based upon the Market Value as determined by the most recent Valuation Report. At such time as the Valuation Report for the Applicable Year is issued, the Company shall calculate the Final Purchase Price, and the Final Principal Amount of the note, and the Preliminary Purchase Price and Preliminary Principal Amount shall be adjusted to their final values, based upon the Market Value as determined by the Valuation Report for the Applicable Year (see Section 11(b)).

     7.   REQUIRED HOLDINGS AND SALE OF SHARES.

          (a) Sales of shares of Stock, unless otherwise agreed in writing between seller and purchaser, shall be at Market Value (see Sections 3 and 6). Provided that Participant at all times owns Stock with a Market Value in excess of the amount equal to the annual compensation payable for Participant's services as a Non-Employee Director, the Participant may sell shares of Stock to an Approved Shareholder, subject to the written consent of the Company. Such consent will not be unreasonably withheld and a response will be promptly given. To obtain the written consent of the Company, the Participant must first give an Election to Sell notice to the Company.

          (b) Upon the death of Participant, or upon the termination of a Participant's continuing relationship with the Company for any reason, the estate of Participant, Participant, and/or all Transferee Entities with respect to such Participant, as the case may be, shall sell, and the Company shall purchase, all of the shares of Stock of the Company owned by Participant, Participant's estate or Transferee Entity, respectively.

     8. PROCEDURE FOR SALES AND PURCHASES OF STOCK INVOLVING THE COMPANY AND/OR AN APPROVED SHAREHOLDER.

          Any Approved Shareholder desiring to purchase shares of the Company's Stock may notify the Secretary of the Company as to the number of shares that the shareholder is interested in buying. Any Participant desiring to sell shares under Section 7 shall notify the Secretary of the Company of such Participant's desire or requirement to sell shares. The Secretary of the Company shall keep a list of those Participants desiring, or required to sell, and those Approved Shareholders wishing to buy, which list shall be made available to the respective parties upon request. Subject to approval of the Company, which approval will not be unreasonably withheld (and a response will be promptly given), those Participants desiring or required to sell and those Approved Shareholders desiring to purchase may agree between themselves as to the terms of a purchase and sale. Any such purchase shall be for cash at the time of sale and no installment purchase program is permitted, unless otherwise determined by the Company in its sole discretion. While no consent of the Company shall be required for the ASOP to purchase shares, the consent of the ASOP Committee shall be required.

     9.   PAYMENT TERMS FOR THE PURCHASE PRICE OF STOCK.

          (a) Upon the death of Participant, unless otherwise agreed in writing between the Company and the seller, the purchase price for shares of Stock to be purchased by the Company, shall be paid at the Closing (as defined in Section 11), by way of a Note in the form of

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Exhibit A hereto, in the principal amount of the Preliminary Purchase Price, which Note shall not bear interest. The Note shall be due and payable on the earlier of (i) sixteen (16) months after the date of the Closing (see Section
11) or (ii) thirty (30) days after the date of issuance of the Valuation Report for the Applicable Year (see Section 6). Upon receipt of any insurance proceeds received by the Company with respect to the death of Participant (the purpose of which is to redeem Participant's shares), and to the extent of such proceeds, subject to compliance with the provisions of
Section 11, the Company shall pre-pay the Note to the extent of the proceeds received.

          (b) Upon sale of shares of Stock under Section 7 while Participant is still a Non-Employee Director of the Company, and unless otherwise agreed in writing between the Company and Participant, at the Closing the purchase price for shares of Stock to be purchased by the Company, shall be paid eighty percent (80%) (based upon the Preliminary Purchase Price (see Section
6)) in cash, and the balance by way of a non-negotiable unsecured Note (in the form of Exhibit A attached hereto), which Note shall not bear interest. The Note shall be due and payable on the earlier of (i) sixteen (16) months after the date of the Closing or (ii) thirty (30) days after the date of issuance of the Valuation Report for the Applicable Year.

          (c) Upon termination of Participant's service as a Non-Employee Director for any reason, at the Closing the Company will pay twenty percent (20%) (based upon the Preliminary Purchase Price) in cash, and the balance by way of a non-negotiable unsecured promissory note (in the form of Exhibit B attached hereto), payable over a period of five (5) years from the date of the Closing, in quarterly payments in accordance with the provisions of Exhibit B. The Note shall bear interest commencing on January 1 of the calendar year immediately following the Applicable Year, at the Borrowing Rate in effect on that date.

     10. LIMITATIONS ON PAYMENTS BY THE COMPANY. Notwithstanding any other provision of this Agreement, if the Company is required to purchase shares of Stock under Section 7(b) of this Agreement, in no event shall the Company be obligated to pay in the aggregate, during any fiscal year, more than twenty percent (20%) of its retained earnings for the immediately preceding fiscal year, nor during any one month period more than one and two-thirds percent (1-2/3%) of such retained earnings, with respect to any and all purchases of its capital stock. In the event the payment or payments for such purchases exceeds the foregoing limitations, then at the Company's election, the payment to each shareholder or former shareholder whose shares are being purchased shall be proportionately reduced and the time for payment correspondingly increased; provided, however, that the following categories of purchases of shares of Stock shall have the priority indicated at the time each payment is to be made:

          (a) First priority: Purchases on death to the extent of insurance proceeds.

          (b) Second priority: Purchases on death to the extent there are no insurance proceeds.

          (c)  Third priority: All other purchases.


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     Notwithstanding the foregoing, at no time shall the Company purchase any shares of its capital stock if such purchase would violate state or federal law.

     11.  CLOSING.

          (a) With respect to any shares of Stock being purchased by the Company pursuant to this Agreement, payment by the Company and delivery and transfer of the shares of Stock to the Company (the "Closing") shall take place within thirty (30) days after the occurrence of the Purchase Event. At the Closing the following provisions shall be applicable to any and all purchases of shares of Stock by the Company:

               (i) At the Closing, the Company shall deliver the applicable Note representing all or a portion of the Preliminary Purchase Price, and any required down payment.

               (ii) Participant or his or her estate, conservator, guardian, or Transferee Entity, as the case may be, shall deliver to the Company the share certificate or certificates for all of the shares being purchased, duly endorsed for transfer.

               (iii) The Company's duty to close any purchase, including the duty to pay any portion of the Preliminary Purchase Price, and deliver the Note, is expressly subject to full performance or satisfaction of all terms and conditions that are required to be performed or satisfied by any other person or entity other than the Company.

          (b) Within thirty (30) days after the Valuation Report for the Applicable Year is received and the calculations made in accordance with
Section 6(b), the Company shall give written notice to any affected Note holder as to the Final Purchase Price and the Final Principal Amount of any Note given in connection with the purchase of shares of Stock. The Note shall then be paid in accordance with the adjusted terms. The Note may, but need not, be replaced with a new Note incorporating the adjusted terms. If at the time of the adjustment, the Company has previously paid any sums to the Note holder based upon the Preliminary Purchase Price, and the Final Purchase Price exceeds the Preliminary Purchase Price, then at the time of the adjustment the Company shall pay the Note holder the difference between the amount that was paid and the amount that would have been paid based upon the Final Purchase Price. For example, if the Preliminary Purchase Price was $100,000 and a $20,000 down payment was made, and the Final Purchase Price is $120,000, so that the true down payment would have been $24,000, then the Company shall pay the additional $4,000 to the Note holder at the time the adjustment is made. If at the time of the adjustment, the Company has previously paid any sums to the Note holder based upon the Preliminary Purchase Price, and the Final Purchase Price is less than the Preliminary Purchase Price, the Note holder shall pay the Company the amount of the overpayment within thirty (30) days of demand therefor by the Company, or the Company may offset such overpayment against future payments to Participant, if any.

          (c) Unless otherwise agreed in writing between the parties, the Closing shall take place at 111 West Ocean Boulevard, Suite 400, Long Beach, California 90802, or such other place designated by the Company at 10:00 A.M. on a date mutually satisfactory to the parties within the aforesaid thirty
(30)-day period.  If the parties are unable to agree upon a mutually

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satisfactory date within said thirty (30)-day period, then the Closing shall occur on the thirtieth (30th) day following the date of the Purchase Event, or if the thirtieth (30th) day is a Saturday, Sunday, or legal holiday, then the Closing shall occur on the next business day.

          (d) Notwithstanding any other provision of this Agreement, if a Purchase Event results due to death or permanent disability of Participant, the Closing Date shall be extended for such period of time as may be reasonably required for the appointment of a personal representative of the deceased or disabled shareholder, and for the obtaining of probate court instructions, approvals, or confirmations required by law, or until such time as full legal and equitable tax-free title to the shares of Stock can be transferred to the Company. Participant shall be deemed to be permanently disabled when a medical doctor, reasonably acceptable to the Company, certifies in writing ("Physician's Certificate") that Participant is permanently disabled and unable to carry on his or her normal duties as a Non-Employee Director.

          (e) Further, notwithstanding any other provision of this Agreement, the Closing of the purchase shall be subject to any approvals as may be required from federal and/or state regulatory authorities.

     12. TRANSFERS TO A REVOCABLE LIVING TRUST, FAMILY LIMITED LIABILITY COMPANY, FAMILY LIMITED PARTNERSHIP, PRIVATE FOUNDATION, OR SIMILAR ESTATE PLANNING ENTITY OR CHARITABLE GIFT PLANNING ENTITY. Notwithstanding anything in this Agreement to the contrary, Participant may make a gift of his or her shares of Stock to: (i) an irrevocable living grantor trust established for the benefit of the Participant or his or her family, (ii) a family limited liability company established for the benefit of the Participant or his or her family, (iii) a family limited partnership established for the benefit of the Participant or his or her family, or (iv) a private foundation established by Participant or with respect to which Participant is a "disqualified person" within the meaning of Section 4946 of the Code, or similar estate planning entity or charitable gift planning entity ("Transferee Entity"), subject to the satisfaction, as applicable, of all of the following:

          (a) The trustee, manager, general partner, president, or comparable authorized person of the Transferee Entity shall, prior to obtaining possession of shares of such Stock, sign a copy of this Agreement or other document signifying that the entity and all persons having an economic ownership interest thereunder are bound by the terms of this Agreement, and shall make no further distribution, conveyance, or transfer other than as herein provided.

          (b) Concurrent with the transfer or gift, the trustee, manager, general partner, president, or comparable authorized person of the Transferee Entity shall execute an irrevocable proxy granting the transferor of the Stock the right to vote the Stock transferred for the maximum period permitted under the then existing California law; and which proxy, shall be renewed for like periods so long as the Transferee Entity is a shareholder of the Company, and so long as this Agreement is in force, in order to carry out the purposes of this Agreement.

          (c) With respect to transfers to a trust, Participant shall at all times retain the right, during his or her lifetime, to re-acquire the shares of Stock transferred to the trust, except to the extent that such reacquisition would be a violation of federal or state law.

          (d) Upon the occurrence of a Purchase Event, the Transferee Entity, if then the owner of shares of Stock, shall transfer and sell all of the shares of Stock transferred to the Transferee Entity by Participant, upon the same terms and conditions that would have applied had the Stock been owned by Participant at the time of such Purchase Event.

          (e) As a condition to the transfer to the Transferee Entity, Participant may, at the Company's option, be required to provide a copy of the governing documents for such Transferee Entity to the Company, and to certify that the Transferee Entity satisfies all applicable legal and tax requirements for such type of entity.

          (f) Any transfer of shares of Stock to a Transferee Entity which does not satisfy all the applicable requirements set forth in this Section 12, as determined in the sole discretion of the Company, may be declared by the Company to be void, and the Company shall not be required to reflect the attempted change of ownership in the books and records of the Company.

     13. REPRESENTATIONS AND WARRANTIES OF PARTICIPANT. As an inducement to the Company to issue and sell the shares of Stock to Participant, Participant represents, warrants and covenants to Company, which shall be continuing representations, warranties and covenants applicable at any time Participant purchases shares of Stock:

          (a) That any shares of Stock acquired by Participant will be acquired for Participant's own account, for investment, and not with a view to or for sale in connection with any distribution of such shares.

          (b) (1) That Participant has a preexisting business relationship with Company and/or one or more of its officers or directors; or

               (2) By reason of Participant's business or financial experience or the business experience of his professional advisors who are unaffiliated with and who are not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly, Participant has the capacity to protect his own interests in connection with the acquisition of such shares of Stock and to evaluate the risks and rewards of investing in such shares of Stock.

          (c)  That Participant is an Non-Employee Director of the Company.

          (d) That Participant has reviewed the Company's financial statements and such other information as Participant deemed important and that Participant has had the opportunity to and has asked questions of representatives of the Company pertaining to such financial statements and other information and has received satisfactory answers to such questions.

          (e) That the offer and sale of the shares of Stock was not accomplished by the publication of any advertising.

     14.  LEGEND ON STOCK CERTIFICATES; ESCROW AND PLEDGE AGREEMENT.

          (a) Participant acknowledges and agrees that certificates for shares of Stock to be issued to Participant may bear some or all of the following legends as determined by the Company in its sole discretion, and such additional or modified legends as the Company shall determine are appropriate to put potential transferees of one or more certificates representing shares of Stock subject to this Agreement on notice of the terms and conditions of this Agreement and applicable law affecting such shares.

          "The sale, transfer, assignment or hypothecation of the shares represented by this certificate are subject to substantial restrictions as set forth in that certain Restricted Stock
          Agreement and any amendments thereto ("Agreement") dated __________, 199_, between the Issuer of these shares and the owner of these shares. All of the provisions of said Agreement are incorporated herein by this reference."

          "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and have not been qualified under the California Corporate Securities Law of 1968, as amended, or the securities laws of any other state. Such shares may not be sold, transferred, assigned or hypothecated in the absence of such registration or qualification, or an exemption from such registration and qualification, the availability of which shall be established to the satisfaction of counsel for the Company."

          (b) If requested by the Company, Participant agrees to deliver three (3) stock assignments in the form of Exhibit C, duly endorsed (with date and number of shares left blank), and if some or all of the total purchase price is to be paid by promissory Note, an executed pledge agreement in the form of Exhibit D (the "Pledge Agreement") under which all shares of the Stock acquired by Note shall be pledged as collateral security for the payment of the indebtedness represented by the Note; and including, if requested by the Company, endorsed certificates representing the appropriate number of shares of Stock.

     15. ARBITRATION. The parties shall submit any dispute concerning the interpretation of or the enforcement of rights and duties under this Agreement to final and binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association, in Los Angeles, California. At the request of any party, the arbitrators, attorneys, parties to the arbitration, witnesses, experts, court reporters, or other persons present at the arbitration shall agree in writing to maintain the strict confidentiality of the arbitration proceedings. Arbitration shall be conducted by a single, neutral arbitrator, or, at the election of any party, three neutral arbitrators, appointed in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator(s) shall be attorneys in practice for at least ten years, and experienced in the matter(s) being arbitrated. In any such arbitration, California Code of Civil Procedure Section 1283.05 (Right to Discovery; Procedure and Enforcement) shall be applicable. The award of the arbitrator(s) shall be enforceable according to the applicable provisions of the California Code of Civil Procedure. The arbitrator(s) shall have the same powers as those of a judge of the Superior Court of the State of California, and shall render a decision as would a judge of a Superior Court of the State of California; provided, however, the arbitrator(s) shall not have the authority or power to award punitive or exemplary damages, and specifically shall have the authority to grant equitable and injunctive relief. If proper notice of any hearing has been given, the arbitrator(s) will have full power to proceed to take evidence or to perform any other acts necessary to arbitrate the matter in the absence of any party who fails to appear.

     16. JURY TRIAL WAIVERS. TO THE FULLEST EXTENT PERMITTED BY LAW, AND AS SEPARATELY BARGAINED-FOR CONSIDERATION, EACH PARTY HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY HEREBY EXPRESSLY ACKNOWLEDGES THE INCLUSION OF THIS JURY TRIAL WAIVER BY ITS OR HIS INITIALS SET FORTH BELOW.

               "Company"                "Participant"
               Initials                 Initials


               ----------------         ----------------
               Initials                 Initials

     17. PLAN INCORPORATED BY REFERENCE. This Agreement is subject to all of the terms and conditions of the Plan, all of which are incorporated herein by reference. Participant acknowledges having received and reviewed a copy of the Plan.

     18. REPORTS TO PARTICIPANTS. The Company shall provide Participant with audited financial statements concerning the Company on an annual basis as soon as reasonably practical after the close of a fiscal year and shall also provide such other materials as shall be required by law to be provided to shareholders of the Company.

     19. BINDING UPON SUCCESSORS. Subject to the restrictions on transfer set forth in this Agreement, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, trustees, successors and assigns.

     20. CERTAIN ADJUSTMENTS. If from time to time during the term of this Agreement there is any stock dividend, stock split or other change in the Stock subject to this Agreement, then, in such event, any securities to which Participant is entitled through ownership of Stock subject to this Agreement will be immediately subject to this Agreement and be included in the word "Stock" for all purposes of this Agreement with the same force and effect as the shares of Stock then subject to this Agreement. As provided in the Plan, if any change is made in the Stock subject to this Agreement (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), this Agreement will be appropriately adjusted in the type(s) and number of securities and price per share of Stock.

     21. GOVERNING LAW, INTERPRETATION AND VENUE. This Agreement shall be interpreted and enforced in accordance with the internal laws of the State of California. The provisions of this Agreement shall be interpreted in accordance with their plain meaning. No provision of this Agreement shall be interpreted against a party as a consequence of that party having drafted said provision. It is the intent of the parties that all issues concerning this Agreement be arbitrated in accordance with the provisions of Section 15. Nevertheless, should any legal action or proceeding be brought arising out of or related to this Agreement, the parties agree and irrevocably consent to the exclusive jurisdiction of the courts of the State of California and the federal courts located in the State of California, County of Los Angeles, with respect to any such legal action or proceeding. Participant waives any objection based on forum non conveniens or improper venue in connection with any such action or proceeding.

     22. SPECIFIC PERFORMANCE. Each party's obligation under this Agreement is unique. If any party should default in its obligations under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, without prejudice to its rights to seek and recover monetary damages, the non-defaulting party shall be entitled to sue in equity for specific performance of this Agreement, and the parties each hereby expressly waive the defense that a remedy in damages would be adequate.

     23. TERMINATION. This Agreement shall terminate upon the earliest of the following events:

          (a) The written agreement of the Company and Participant to terminate this Agreement.

          (b) The termination of the Plan; provided that any such termination shall not affect shares of Stock which Participant has previously purchased.

          (c)  The liquidation or dissolution of the Company.

     24. AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Agreement shall be effective unless and until an instrument reflecting the amendment or waiver has been executed by the party or parties charged with such amendment or waiver.

     25. CAPTIONS. The captions of sections in this Agreement are provided for ease of reference only and shall not be used to interpret or modify the provisions of this Agreement.

     26. NOTICES. Any notices to be given hereunder shall be deemed given upon personal delivery or three business days after mailing, if mailed by certified mail, return receipt requested, postage prepaid. Notices to Company shall be addressed to FCG Enterprises, Inc., 111 West Ocean Boulevard, Suite 400, Long Beach, California 90807, Attention: Corporate Secretary or to any subsequent address of the Company's headquarters which Participant could be reasonably expected to be aware of. Notices to Participant shall be addressed to Participant at his or her last known address shown on the books and records of the Company. Either party may change his or its address for notices by giving notice of change of address in accordance herewith.

     27. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed one and the same instrument.

     28. TAX IMPLICATIONS. Participant understands, acknowledges and agrees that (a) the purchase of shares of Stock has certain tax consequences; and
(b) prior to any purchase or transfer of shares of Stock, Participant will obtain advice from his or her own tax advisor with respect to such consequences.

     29. ENTIRE AGREEMENT; SUPERSEDES PRIOR AGREEMENT. This Agreement supersedes any prior Restricted Stock Agreement between the undersigned and the Company. All shares of the Company's Stock owned by Participant (or a Transferee Entity with respect to such Participant) at the time this Agreement is signed, as well as all acquisitions of the Company's Stock subsequent thereto, shall be subject to the provisions of this Agreement.
All prior promises, negotiations, representations or agreements concerning the subject matter of this Agreement not expressly set forth in this Agreement are of no force or effect. All references in any document or instrument referring to the Restricted Stock Agreement shall be deemed to include a reference to this Agreement. This Agreement shall cover all shares of Stock or other securities of the Company owned by Participant as of the date of execution of this Agreement, regardless of the manner in which Participant acquired such shares of Stock or other securities of the Company, excluding (unless otherwise specifically provided for in this Agreement):
(i) shares of Stock held by or for Participant's benefit in the ASOP, and
(ii) shares of Stock acquired upon exercise of a stock option granted by the Company pursuant to an option agreement that expressly indicates that such shares shall not be covered by the Agreement.

     30. GENDER. As used herein, whenever the context so requires, the masculine gender shall include the feminine and the neuter.

     31. SEVERABILITY. Should any provision or portion of this Agreement be held unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

"PARTICIPANT"                     "COMPANY"
                                  FCG ENTERPRISES, INC.


                                  By:
------------------------------        ------------------------------
(Signature)                              (Authorized Officer)

                                  Title:
------------------------------        ------------------------------
(Name Printed)


NOTE:  Please initial as indicated in Section 16.

                                 CONSENT OF SPOUSE

     I, the undersigned, agree and certify that:

     1. I am married to _________________________, who signed the foregoing Restricted Stock Agreement ("Agreement"), and who has the right to become a shareholder and/or is a shareholder of FCG Enterprises, Inc. (the "Company").

     2. I have read and approve the provisions of said Agreement including those relating to the purchase and sale of the shares of Stock of the Company owned by a deceased, disabled, terminated or terminating shareholder. I understand that the Agreement supersedes and replaces the Restricted Stock Agreement, previously executed by my spouse.

     3. I agree to be bound by all of the provisions of said Agreement, including but not limited to the provisions regarding the purchase and sale of shares of Stock, regardless of any interest I may have in said shares of Stock or rights I may have to purchase or sell shares of Stock of the Company owned by my spouse, be such interest community property or otherwise. In consenting hereto, I have either been advised by an attorney of my own choosing, or personally decided not to seek such advice.

     4. In consideration of the execution of said Agreement by the parties thereto, I agree that if my spouse, the Company, other shareholders or the ASOP elect(s) to purchase any interest of mine in the said shares of Stock in accordance with the provisions of said Agreement, I shall execute any and all documents, and do all acts necessary, to effect such purchase and sale in accordance with the provisions of the Agreement.

     5. This Consent shall be interpreted and enforced under the laws of the State of California. Capitalized terms used in this consent shall have the same meaning set forth in the Agreement.

     Dated:                 , 1997
            ----------------

                              -------------------------------------------
                              (Signature of Spouse)


                              -------------------------------------------
                              (Typed name of Spouse)

                                    APPENDIX A


     Upon the effectiveness of the Company's S-1 Registration Statement, the following modifications to the Agreement shall automatically be effective:

     1. Sections 6 through 11 shall be deleted, new Section 6 shall be added to read as set forth below, and the section references in the Agreement shall be renumbered accordingly.

     2.   Section 6 shall be added to read as follows:

          6.   Required Holdings and Sale of Vested Shares.

          Sales of vested shares of Stock shall be completed upon the following terms and conditions:

               (a) Provided that Participant continues, after the time of a sale of vested shares of Stock, to own sufficient shares of Stock to satisfy his or her Minimum Shareholdings requirement Participant may sell vested shares of Stock through an investment banking or brokerage firm designated by the Company.

               (b) Notwithstanding the foregoing, Participant may not sell shares of Stock which have been pledged or are otherwise being held as collateral for a loan from the Company and/or a loan to purchase such shares of Stock. Such pledged or collateralized shares of Stock may only be released from such security interest under the terms of that written instrument setting forth the terms of such security interest.

                                                                     EXHIBIT A

                                 NON-NEGOTIABLE
                                PROMISSORY NOTE

$                                                   Long Beach, California
 ------------------                                                 , 1997
                                                    ----------------

     FOR VALUE RECEIVED, FCG ENTERPRISES, INC., a California corporation ("Maker"), promises to pay to ________________________________________________
("Payee"), at Long Beach, California, the sum of ___________________________________________________________ ($____________),
without interest. The principal amount of this note ("Note") shall be due and payable on the earlier of (i) sixteen months after the date hereof or (ii) thirty (30) days after the issuance of the Valuation Report, as referred to in that certain Restricted Stock Agreement, by and between Maker and Payee, dated ______________, 199__ ("Agreement"). The principal amount of this Note is subject to adjustments in accordance with the provisions of Paragraph
13(b) of the Agreement. Capitalized terms not defined in this Note shall have the same meaning ascribed to them in the Agreement. All payments shall be made in legal tender of the United States.

     Maker and Payee understand that certain adverse tax consequences may result pursuant to Sections 483 and 7872 of the Internal Revenue Code of 1986, as amended.

     The undersigned and every person who assumes or guarantees the obligations of this Note waives presentment, demand, notice of demand, protest, notice of protest, notice of dishonor and notice of non-payment.

     Any dispute concerning this Note, including the enforcement or interpretation of this Note, shall be subject to binding arbitration in accordance with the provisions of Paragraph 15 of the Agreement. The provisions of said Paragraph 15 are incorporated herein by reference. THE PARTIES TO THIS NOTE HEREBY EXPRESSLY WAIVE THE RIGHT TO A JURY TRIAL.

     In the event arbitration or any other proceeding is instituted to enforce or interpret this Note, the undersigned agree to pay such reasonable attorneys' fees, costs and expenses as may be incurred by the holder of this note in connection with the collection of any sum or sums due hereunder or the enforcement or interpretation of this Note.

     The parties intend that binding arbitration apply to any dispute concerning the interpretation or enforcement of this Note. Nevertheless, if any legal action or suit is brought pertaining to this Note, it shall be brought and maintained only in a court of competent jurisdiction within the State of California, County of Los Angeles. Maker and Payee irrevocably consent to the jurisdiction of the courts of the State of California or the United States District Court, located within said county, and to venue in Los Angeles County, California.

     This Note is not negotiable and may not be sold, transferred or conveyed, voluntarily or involuntarily.

     This Note shall be interpreted and enforced in accordance with the laws of the State of California.

                              "MAKER"
                              FCG ENTERPRISES, INC.


                              By:
                                 --------------------------------
                                     (Authorized Officer)


                              Title:
                                   ------------------------------

                                                                      EXHIBIT B

                                 NON-NEGOTIABLE
                          INSTALLMENT PROMISSORY NOTE

$                                                        Long Beach, California
 ------------------                                                     , 199
                                                         ---------------     --

     FOR VALUE RECEIVED, FCG ENTERPRISES, INC., a California corporation ("Maker"), promises to pay to ______________________________ ("Payee"), at
Long Beach, California, the sum of ____________________________________________
__________________________________________________ ($_____) with interest at the rate of _______________ (____%) percent per annum simple interest, commencing on January 1, 199__. This note ("Note") shall be payable in equal quarterly installments of $_________________, principal and interest included, commencing on July 1,199_, and continuing on October 1, January 1, April 1 and July 1, of each year thereafter until this Note is paid in full. Additionally, all accrued interest from January 1, 199__ through June 30, 199__, shall be due and payable as a separate and additional component of the first installment due hereunder. Notwithstanding any provision hereof, in no event shall the interest rate hereunder exceed the maximum rate permitted by law.

     1. REFERENCE TO AGREEMENT. This Note is made and given pursuant to that certain Restricted Stock Agreement, by and between Maker and Payee, dated ______________, 199__ ("Agreement"). The principal amount of this Note, payments and payment schedule, are subject to adjustments in accordance with the provisions of Paragraph 13(b) of the Agreement. Capitalized terms not defined in this Note shall have the same meaning ascribed to them in the Agreement.

     2. ACCELERATION. In the event that any payment of principal or interest is not made when due, all principal and interest hereunder shall become immediately due and payable at the option of Payee. All payments shall be made in legal tender of the United States.

     3. WAIVERS. The undersigned and every person who assumes or guarantees the obligations of this Note waives presentment, demand, notice of demand, protest, notice of protest, notice of dishonor and notice of non-payment.

     4. INTERPRETATION; LEGAL FEES. This Note shall be interpreted and enforced in accordance with the laws of the State of California. In the event arbitration or any other proceeding is instituted to enforce or interpret this Note, the undersigned agree to pay such reasonable attorneys' fees, costs and expenses as may be incurred by the holder of this Note in connection with the collection of any sum or sums due hereunder or the enforcement or interpretation of this Note.

     5. ARBITRATION OF DISPUTES. Any dispute concerning this Note, including the enforcement or interpretation of this Note, shall be subject to binding arbitration in accordance with the provisions of Paragraph 15 of the Agreement. The provisions of said Paragraph 15 are incorporated herein by reference. THE PARTIES TO THIS NOTE HEREBY EXPRESSLY WAIVE THE RIGHT TO A JURY TRIAL.

     6. JURISDICTION AND VENUE. The parties intend that binding arbitration apply to any dispute concerning the interpretation or enforcement of this Note. Nevertheless, if any legal action or suit is brought pertaining to this Note, it shall be brought and maintained only in a court of competent jurisdiction within the State of California, County of Los Angeles. Maker and Payee irrevocably consent to the jurisdiction of the courts of the State of California or the United States District Court, located within said county, and to venue in Los Angeles County, California.

                              "MAKER"
                              FCG ENTERPRISES, INC.


                              By:
                                 -------------------------------
                                   (Authorized Officer)


                              Title:
                                    ----------------------------

                                                                     EXHIBIT C

                     STOCK ASSIGNMENT SEPARATE FROM CERTIFICATE

     FOR VALUE RECEIVED, _______________________ hereby sells, assigns and transfers unto FCG ENTERPRISES, INC., a California corporation (the "Company"), pursuant to the Stock Pledge Agreement under that certain Non-Employee Director Restricted Stock Agreement, dated ____________, ____, by and between the undersigned and the Company (the "Agreement"), ______________ (________) shares of Common Stock of the Company standing in the undersigned's name on the books of the Company represented by Certificate No(s). _____________ and does hereby irrevocably constitute and appoint the Company's Secretary attorney to transfer said stock on the books of the Company with full power of substitution in the premises. This Assignment may be used only in accordance with and subject to the terms and conditions of the Agreement and the Stock Pledge Agreement and only to the extent that such shares remain subject to the Stock Pledge Agreement.

Dated: ____________________

                                       _______________________________________
                                       (Signature)


                                       _______________________________________
                                       (Print Name)

                                                                     EXHIBIT D

                               STOCK PLEDGE AGREEMENT

     THIS STOCK PLEDGE AGREEMENT ("Pledge Agreement") is made by
______________, an individual with a residence at ____________ ("Pledgor"), in favor of FCG ENTERPRISES, INC., a California corporation with its principal place of business at Long Beach, California ("Pledgee").

     WHEREAS, Pledgor has concurrently herewith executed that certain Promissory Note (the "Note") in favor of Pledgee in the amount of ______________($________) in payment of the purchase price of
___________________ (_____) shares of the Common Stock of Pledgee; and

     WHEREAS, Pledgee is willing to accept the Note from Pledgor, but only upon the condition, among others, that Pledgor shall have executed and delivered to Pledgee this Pledge Agreement and the Collateral (as defined below):

     NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, Pledgor hereby agrees as follows:

     1. As security for the full, prompt and complete payment and performance when due (whether by stated maturity, by acceleration or otherwise) of all indebtedness of Pledgor to Pledgee created under the Note (all such indebtedness being the "Liabilities"), together with, without limitation, the prompt payment of all expenses, including, without limitation, reasonable attorneys' fees and legal expenses, incidental to the collection of the Liabilities and the enforcement or protection of Pledgee's lien in and to the collateral pledged hereunder, Pledgor hereby pledges to Pledgee, and grants to Pledgee, a first priority security interest in all of the following (collectively, the "Pledged Collateral"):

          (a)  ____________________ (________) shares of Common Stock of
Pledgee represented by Certificates numbered ________________ (the "Pledged Shares"), and all dividends, cash, instruments, and other property or proceeds from time to time received, receivable, or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;

          (b) all voting trust certificates held by Pledgor evidencing the right to vote any Pledged Shares subject to any voting trust; and

          (c) all additional shares and voting trust certificates from time to time acquired by Pledgor in any manner (which additional shares shall be deemed to be part of the Pledged Shares), and the certificates representing such additional shares, and all dividends, cash, instruments, and other property or proceeds from time to time received, receivable, or otherwise distributed in respect of or in exchange for any or all of such shares.

     The term "indebtedness" is used herein in its most comprehensive sense and includes any and all advances, debts, obligations and Liabilities heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and whether due or not due, absolute or contingent,


                                       22.

liquidated or unliquidated, determined or undetermined, and whether recovery upon such indebtedness may be or hereafter becomes unenforceable.

     2. At any time, without notice, and at the expense of Pledgor, Pledgee in its name or in the name of its nominee or of Pledgor may, but shall not be obligated to: (1) collect by legal proceedings or otherwise all dividends (except cash dividends other than liquidating dividends), interest, principal payments and other sums now or hereafter payable upon or on account of said Pledged Collateral; (2) enter into any extension, reorganization, deposit, merger or consolidation agreement, or any agreement in any wise relating to or affecting the Pledged Collateral, and in connection therewith may deposit or surrender control of such Pledged Collateral thereunder, accept other property in exchange for such Pledged Collateral and do and perform such acts and things as it may deem proper, and any money or property received in exchange for such Pledged Collateral shall be applied to the indebtedness or thereafter held by it pursuant to the provisions hereof; (3) insure, process and preserve the Pledged Collateral; (4) cause the Pledged Collateral to be transferred to its name or to the name of its nominee; (5) exercise as to such Pledged Collateral all the rights, powers and remedies of an owner, except that so long as no default exists under the Note or hereunder Pledgor shall retain all voting rights as to the Pledged Shares.

     3. Pledgor agrees to pay prior to delinquency all taxes, charges, liens and assessments against the Pledged Collateral, and upon the failure of Pledgor to do so, Pledgee at its option may pay any of them and shall be the sole judge of the legality or validity thereof and the amount necessary to discharge the same.

     4. At the option of Pledgee and without necessity of demand or notice, all or any part of the indebtedness of Pledgor shall immediately become due and payable irrespective of any agreed maturity, upon the happening of any of the following events: (1) failure to keep or perform any of the terms or provisions of this Pledge Agreement; (2) failure to pay any installment of principal or interest on the Note when due; (3) the levy of any attachment, execution or other process against the Pledged Collateral; or (4) the insolvency, commission of an act of bankruptcy, general assignment for the benefit of creditors, filing of any petition in bankruptcy or for relief under the provisions of Title 11 of the United States Code of, by, or against Pledgor.

     5. In the event of the nonpayment of any indebtedness when due, whether by acceleration or otherwise, or upon the happening of any of the events specified in the last preceding paragraph, Pledgee may then, or at any time thereafter, at its election, apply, set off, collect or sell in one or more sales, or take such steps as may be necessary to liquidate and reduce to cash in the hands of Pledgee in whole or in part, with or without any previous demands or demand of performance or notice or advertisement, the whole or any part of the Pledged Collateral in such order as Pledgee may elect, and any such sale may be made either at public or private sale at its place of business or elsewhere, or at any broker's board or securities exchange, either for cash or upon credit or for future delivery; provided, however, that if such disposition is at private sale, then the purchase price of the Pledged Collateral shall be equal to the public market price then in effect, or, if at the time of sale no public market for the Pledged Collateral exists, then, in recognition of the fact that the sale of the Pledged Collateral would have to be registered under the Securities Act of 1933 and that the expenses of such registration are commercially unreasonable for the type and amount of collateral pledged hereunder, Pledgee and


                                       23.

Pledgor hereby agree that such private sale shall be at a purchase price mutually agreed to by Pledgee and Pledgor or, if the parties cannot agree upon a purchase price, then at a purchase price established by a majority of three independent appraisers knowledgeable of the value of such collateral, one named by Pledgor within 10 days after written request by the Pledgee to do so, one named by Pledgee within such 10 day period, and the third named by the two appraisers so selected, with the appraisal to be rendered by such body within 30 days of the appointment of the third appraiser. The cost of such appraisal, including all appraiser's fees, shall be charged against the proceeds of sale as an expense of such sale. Pledgee may be the purchaser of any or all Pledged Collateral so sold and hold the same thereafter in its own right free from any claim of Pledgor or right of redemption. Demands of performance, notices of sale, advertisements and presence of property at sale are hereby waived, and Pledgee is hereby authorized to sell hereunder any evidence of debt pledged to it. Any sale hereunder may be conducted by any officer or agent of Pledgee.

     6. The proceeds of the sale of any of the Pledged Collateral and all sums received or collected by Pledgee from or on account of such Pledged Collateral shall be applied by Pledgee to the payment of expenses incurred or paid by Pledgee in connection with any sale, transfer or delivery of the Pledged Collateral, to the payment of any other costs, charges, attorneys' fees or expenses mentioned herein, and to the payment of the indebtedness or any part hereof, all in such order and manner as Pledgee in its discretion may determine. Pledgee shall then pay any balance to Pledgor.

     7. Upon the transfer of all or any part of the indebtedness Pledgee may transfer all or any part of the Pledged Collateral and shall be fully discharged thereafter from all liability and responsibility with respect to such Pledged Collateral so transferred, and the transferee shall be vested with all the rights and powers of Pledgee hereunder with respect to such Pledged Collateral so transferred; but with respect to any Pledged Collateral not so transferred Pledgee shall retain all rights and powers hereby given.

     8. Until all indebtedness shall have been paid in full the power of sale and all other rights, powers and remedies granted to Pledgee hereunder shall continue to exist and may be exercised by Pledgee at any time and from time to time irrespective of the fact that the indebtedness or any part thereof may have become barred by any statute of limitations, or that the personal liability of Pledgor may have ceased.

     9. Pledgee agrees that so long as no default exists under the Note or hereunder, the Pledged Shares shall, upon the request of Pledgor, be released from pledge as the indebtedness is paid. Such releases shall be at the rate of one share for each ___________________ ($______) of principal amount of indebtedness paid. Release from pledge, however, shall not result in release from the provisions of those certain Joint Escrow Instructions, if any, of even date herewith among the parties to this Pledge Agreement and the Escrow Agent named therein.

     10. Pledgee may at any time deliver the Pledged Collateral or any part thereof to Pledgor and the receipt of Pledgor shall be a complete and full acquittance for the Pledged Collateral so delivered, and Pledgee shall thereafter be discharged from any liability or responsibility therefor.


                                      24.

     11. The rights, powers and remedies given to Pledgee by this Pledge Agreement shall be in addition to all rights, powers and remedies given to Pledgee by virtue of any statute or rule of law. Any forbearance or failure or delay by Pledgee in exercising any right, power or remedy hereunder shall not be deemed to be a waiver of such right, power or remedy, and any single or partial exercise of any right, power or remedy hereunder shall not preclude the further exercise thereof; and every right, power and remedy of Pledgee shall continue in full force and effect until such right, power or remedy is specifically waived by an instrument in writing executed by Pledgee.

     12. If any provision of this Pledge Agreement is held to be unenforceable for any reason, it shall be adjusted, if possible, rather than voided in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Pledge Agreement shall be deemed valid and enforceable to the full extent possible.

     13. This Pledge Agreement shall be governed by, and construed in accordance with, the laws of the State of California as applied to contracts made and performed entirely within the State of California by residents of such State.

Dated: _________________


                                       PLEDGOR:



                                       _______________________________________

                                       Printed Name: _________________________



                                       25.